Ernst & Young LLP
200 Clarendon Street
Boston, Ma 02116
Tel: (617) 266-2000
Fax: (617) 266-5843
www.ey.com
January 30, 2013
Ladies and Gentlemen:
In accordance with the notification to the Securities and Exchange Commission on Form 12b-25 of the Strategic Municipal Income Trust's inability to timely file its annual report on Form NSAR for the year ended November 30, 2012, the factors described in the succeeding paragraph make impractical the submission of our report as of a date which will permit timely filing of your 2012 annual report to the Commission.
Additional time was needed to complete the audit of the Registrant's financial statements and the issuance of the related report on internal control over financial reporting. The additional time needed related to the valuation of certain securities in the Registrant's portfolio. The audit report and the report on internal control over financial reporting were issued on January 29, 2013.
You are authorized to attach a copy of this letter as an exhibit to Form 12b-25 to the Securities and Exchange Commission.
Very truly yours,